UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Luby’s, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Luby’s Announces Board Refreshment and Corporate Governance Changes

Company Initiates Search for Two New Independent Directors

Two Current Directors to Step Down from Board as New Directors are Added

Board Commits to Elect New Independent Chairman and Institute New Voting Standard

HOUSTON, TX – January 18, 2019 – Luby’s, Inc. (NYSE: LUB) (“Luby’s” or the “Company”) today announced changes to its Board of Directors as well as its corporate governance policies. As part of its commitment to ongoing board refreshment, in 2019 the Company will add two new independent directors to replace two incumbent directors, and the Board will choose a new chair.

“Luby’s has recently been engaged in in-depth discussions with many of our shareholders, and based on the feedback we have received, we have chosen to accelerate our plans to transform the Board and to move forward with several corporate governance changes,” said Gasper Mir, III, Independent Chairman of Luby’s. “With the planned addition of these two new directors and the already-announced addition of Twila Day to our slate of nominees for the 2019 Annual Meeting of Shareholders, we will have three new independent directors added to the Board this year – ensuring that we continue to have the right mix of experience and skillsets, coupled with fresh perspectives, to help steer the turnaround that is underway at Luby’s and create value for all shareholders. As I am approaching the Board’s retirement age limit, I have also decided to hand over the chairmanship to another independent director this year. The Board will choose a new chair in 2019.”

Board Refreshment

The Board is searching for two new independent directors. The Company will solicit shareholder input throughout the director identification process, with a focus on strong, hands-on restaurant operating and turnaround experience. The Board will appoint the two new independent directors consistent with its existing thorough review process. At the time that each new independent director is appointed to the Board, one incumbent director will retire.

Board Leadership Change

The Luby’s Board will also elect a new independent Chairman of the Board in 2019. Gasper Mir, III, will remain on the Board as an independent director.

Corporate Governance Changes

Based on feedback received from shareholders, the Board also announced the following changes, all to be implemented following the 2019 Annual Meeting:

●	Luby’s will introduce a plurality voting standard for contested director elections moving forward. For legal reasons, it is not possible to change the vote standard for the upcoming 2019 Annual Meeting.[1]

●	In uncontested director elections, the Company will introduce a resignation policy, meaning that directors who do not receive a majority of the votes cast at the Annual Meeting will be required to tender their resignation.

Luby’s recommends that shareholders vote FOR the election of ALL of the Company’s Board of Directors nominees on the WHITE proxy card today.

1 The Delaware Chancery Court invalidated a bylaw amendment providing for change from majority voting to plurality voting during a proxy contest in venBio Select Advisor LLC v. Goldenberg, C.A. No. 2017-0108-JTL (Del. Ch. Mar. 9, 2017).

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 142 restaurants nationally: 82 Luby’s Cafeterias and 59 Fuddruckers. The Company is also the franchisor for 104 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Panama, and Colombia. Luby’s Culinary Contract Services provides food service management to 30 sites consisting of healthcare, higher education, sport stadiums, and corporate dining locations.

Forward-Looking Statements

This letter may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions. Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this letter, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts

Investors:

Morrow Sodali

Charlie Koons / Mike Verrechia
Toll Free: (800) 662-5200

Direct: (203) 658-9400
lub@morrowsodali.com

Media:

Sloane & Company
Dan Zacchei / Joe Germani

212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com